Exhibit 99.1

Mobile Infrastructure Reports Fourth Quarter and Full Year 2024 Financial Results

—Fourth Quarter Operating Progress Capped a Year of Solid Growth—

—Delivered on Key Strategic Priorities in 2024—

—Exited 2024 with Strengthened Balance Sheet and Greater Financial Flexibility—

—2025 Guidance Anticipates Continued Growth; Accelerated Portfolio Optimization Planned for 2025-2027

—Conference Call Will be Held on March 11, 2025, at 8:00AM Eastern Time—

CINCINNATI—(BUSINESSWIRE)—Mobile Infrastructure Corporation (NYSE American: BEEP), (“Mobile”, “Mobile Infrastructure” or the “Company”), owners of a diversified portfolio of parking assets throughout the United States, today reported results for the fourth quarter and full year ended December 31, 2024.

Commenting on the results, Manuel Chavez III, Chief Executive Officer, said, “This was a year of significant accomplishment for Mobile Infrastructure amid continued difficult market conditions. We successfully converted the majority of our assets from leases to management contracts, built out our sales and leasing team, completed a major refinancing, and monetized three of our non-core portfolio assets.

“The shift to management contracts has given us access to a broader set of consumer analytics and has provided us with further control over the management and timing of expenses at the 29 managed assets in our portfolio. Our sales and leasing team delivered growth in new contract parking volumes in 2024 and has built a considerable pipeline of residential and commercial opportunities for 2025.

“We completed $87.5 million in refinancings in late 2024, strengthening our balance sheet and increasing our financial flexibility. We also added a credit facility to eliminate equity dilution by settling convertible preferred debt with cash and for opportunistic stock buybacks under the existing $10 million Board authorization. Additionally, we sold three of our assets at significant multiples of their net operating income, two of which were bought by companies planning real estate developments in those locations. Mobile Infrastructure’s published net asset value of $7.25 per share does not include the incremental value of our assets to strategic buyers planning new developments near our locations.”

Fourth Quarter 2024 Highlights

●	Total revenue was $9.2 million compared to $7.9 million.
●	Net loss narrowed to $1.0 million from $6.5 million.
●	NOI* increased 0.6% to $5.5 million.
●	Adjusted EBITDA* was $3.9 million, 16.0% ahead of last year’s $3.3 million
●	Same location RevPAS* was $200.44, up 1% from $198.64 in the prior-year period.

Full Year 2024 Highlights

●	Total revenue was $37.0 million compared to $30.3 million.
●	Net loss narrowed to $8.4 million from $38.2 million.
●	NOI* increased 7.2% to $22.6 million from $21.1 million.
●	Adjusted EBITDA* increased 6.9% to $15.8 million from $14.8 million.
●	Same location RevPAS* for the year was $209.24 slightly below the $210.06 in 2023.

*An explanation of these items and reconciliation of non-GAAP financial measures are presented later in this press release.

30 West 4th Street, Cincinnati, OH, Phone: 212-509-4000

Third Quarter 2024 Financial Results

Q4 Financial Results

Total revenue of $9.2 million during the fourth quarter of 2024 increased by 16.0% from $7.9 million in the prior-year quarter. Total property taxes and operating expenses for the fourth quarter of 2024 were $3.7 million, as compared to $2.4 million during the same period in 2023.

General and administrative expenses for the fourth quarter of 2024 of $2.2 million included $1.0 million of non-cash compensation, compared to general and administrative expenses for the fourth quarter of 2023 of $3.9 million, which included $2.4 million of non-cash compensation.

Interest expense for the fourth quarter of 2024 was $4.4 million compared to $3.0 million in the fourth quarter of 2023.

Net loss narrowed to $1.0 million from $6.5 million in the comparable prior-year period.

Net Operating Income (“NOI”), defined by the Company as total revenues less property taxes and operating expenses, was $5.5 million for the fourth quarter of 2024, representing a 0.6% increase from the fourth quarter of 2023.

Adjusted EBITDA was $3.9 million for the fourth quarter of 2024, representing a 16.0% increase over the prior-year quarter.

Same location Revenue Per Available Stall (“RevPAS”), which calculates Parking Revenue per stall for the comparable portfolio of assets under management agreements year-over-year, was $200.44 for the fourth quarter of 2024, representing a 1% increase from the same prior-year quarter.

Full Year 2024 Financial Results

Total revenue of $37.0 million increased by 22.3% from $30.3 million in the prior-year period. Total property taxes and operating expenses were $14.4 million, as compared to $9.2 million in 2023.

General and administrative expenses of $10.8 million included $5.7 million in non-cash compensation, compared to general and administrative expenses for 2023 of $13.2 million, which included $8.6 million in non-cash compensation.

Interest expense for the full year of 2024 was $13.8 million, as compared to $13.9 million in the prior year.

Net loss narrowed to $8.4 million from $38.2 million in 2023.

NOI increased 7.2% to $22.6 million from $21.1 million in the prior year.

Adjusted EBITDA was $15.8 million for the period, representing an 6.9% increase over the prior year.

Same location RevPAS was $209.24 for the full year 2024, slightly below last year’s $210.06.

Third Quarter 2024 Financial Results

Balance Sheet, Cash Flow, and Liquidity

At December 31, 2024, the Company had $15.8 million in cash, cash equivalents and restricted cash. As of December 31, 2024, total debt outstanding, including outstanding borrowings on the credit facility, line of credit and notes payable, was $213.2 million, compared to total debt outstanding of $192.9 million as of December 31, 2023.

Summary and Outlook**

Commenting on the annual results, Mr. Chavez added, “We executed effectively on several key priorities in 2024 to drive operating efficiencies and better position Mobile Infrastructure for future growth. Demonstrating our conviction that Mobile Infrastructure’s share price significantly discounts the value of our assets and our future prospects, we repurchased approximately 420,000 shares between the end of September and 2024 year-end at an aggregate cost of $1.3 million, or an average price of $3.14 per share, pursuant to a $10.0 million share buyback program authorized by our Board of Directors during the third quarter of 2024.

“Looking ahead, the secular trends that we identified in late 2024 continue to develop, with the potential to positively impact our business in 2025 and beyond. First, there are indications of return to office trends in our markets, particularly in the healthcare, professional services, food and beverage, and government sectors. Second, there are many conversions of downtown office spaces into residential uses happening adjacent to our parking assets. The first of such conversions was completed late in the fourth quarter, and we have experienced increased utilization at our adjacent parking location; beneficially, this new demand is for 24/7 parking access versus the 9am-to-5pm access associated with commercial parking.

“In 2025, we will accelerate our asset rotation strategy by divesting non-core assets and re-populating our portfolio with fewer, larger parking assets that have multiple demand drivers and higher net operating income opportunities.

“For full year 2025, we expect Net Operating Income to range from $23.5 million to $25.0 million, representing year-on-year growth of 7% at the midpoint on revenues of $37.0 million to $40.0 million. Additionally, we expect Adjusted EBITDA to range from $16.5 million to $18.0 million, representing year-on-year growth of 9% at the midpoint. Our guidance does not include any potential asset sales or acquisitions.

“Longer-term, we see significant upside potential for parking facilities and, specifically, our portfolio. Our assets are in central business district locations where parking is increasingly limited, and parking options are a key consideration for several emerging trends, notably, the proliferation of autonomous vehicles, the increasing need for access to electric vehicle charging stations, and the growth in demand for fleet parking and related charging services,” Mr. Chavez concluded.

**The Company does not provide a reconciliation for non-GAAP estimates on a forward-looking basis, where it is unable to provide a meaningful or accurate calculation or estimation of reconciling items and the information is not available without unreasonable effort. Please see Discussion and Reconciliation of Non-GAAP Measures later in this press release for further discussion. Additional information regarding the Company’s Net Asset Value per share is presented later in this press release.

Third Quarter 2024 Financial Results

Fourth Quarter and Full Year 2024 Conference Call and Webcast Information

Mobile will hold a conference call to discuss its fourth quarter and full year 2024 results on Tuesday, March 11, 2025, at 8:00 a.m. ET. To participate on the day of the call, dial 1-866-652-5200, or internationally 1-412-317-6060, approximately ten minutes before the call and tell the operator you wish to join the Mobile Infrastructure Conference Call.

A live webcast of the conference call will be available in the Investor Relations section of the Mobile Infrastructure website at Q4 & FY 2024 Earnings Webcast. For those who are unable to listen to the live broadcast, an archived webcast will be available approximately two hours after the conclusion of the call, through June 11, 2025, on the Investor Relations website under “IR Calendar” under “News & Events”.

Forward-Looking Statements

Certain statements contained in this press release are forward-looking statements, within the meaning of the Private Securities Litigation Reform Act of 1995. All statements included in this press release that are not historical facts (including any statements concerning our net operating income and revenue projections, our assessment of various trends impacting our economic performance, the effects of implementation of strategic model changes, other plans and objectives of management for future operations or economic performance, or assumptions or forecasts related thereto) are forward-looking statements. Forward-looking statements are typically identified by the use of terms such as “may,” “should,” “expect,” “could,” “intend,” “plan,” “anticipate,” “estimate,” “believe,” “continue,” “predict,” “potential” or the negative of such terms and other comparable terminology.

The forward-looking statements included herein are based upon the Company’s current expectations, plans, estimates, assumptions and beliefs, which involve numerous risks and uncertainties. Assumptions relating to the foregoing involve judgments with respect to, among other things, future economic, competitive and market conditions and future business decisions, all of which are difficult or impossible to predict accurately and many of which are beyond the Company’s control. Although the Company believes that the expectations reflected in such forward-looking statements are based on reasonable assumptions, the actual results and performance could differ materially from those set forth in the forward-looking statements. Factors which could have a material adverse effect on operations and future prospects include, but are not limited to the fact that we previously incurred and may continue to incur losses, we may be unable to achieve our investment strategy or increase the value of our portfolio, our parking facilities face intense competition, which may adversely affect our revenues, we may not be able to access financing sources on attractive terms, or at all, which could adversely affect our ability to execute our business plan, and other risks and uncertainties discussed in the sections titled “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” included in the Company’s Annual Report on Form 10-K and Quarterly Reports on Form 10-Q, filed with the Securities and Exchange Committee from time to time.

Any of the assumptions underlying the forward-looking statements included herein could be inaccurate, and undue reliance should not be placed upon any forward-looking statements included herein. All forward-looking statements are made as of the date of this press release, and the risk that actual results will differ materially from the expectations expressed herein will increase with the passage of time. Except as otherwise required by the federal securities laws, the Company undertakes no obligation to publicly update or revise any forward-looking statements made after the date of this press release, whether as a result of new information, future events, changed circumstances or any other reason. In light of the significant uncertainties inherent in the forward-looking statements included in this press release, the inclusion of such forward-looking statements should not be regarded as a representation by us or any other person that the objectives and plans set forth in this press release will be achieved.

About Mobile Infrastructure Corporation

Mobile Infrastructure Corporation is a Maryland corporation. The Company owns a diversified portfolio of parking assets throughout the United States. As of December 31, 2024, the Company owned 40 parking facilities in 20 separate markets throughout the United States, with a total of 15,100 parking spaces and approximately 5.2 million square feet. The Company also owns approximately 0.2 million square feet of retail/commercial space adjacent to its parking facilities. Learn more at www.mobileit.com.

Mobile Contact

David Gold

Lynn Morgen
beepir@advisiry.com
(212) 750-5800

Third Quarter 2024 Financial Results

MOBILE INFRASTRUCTURE CORPORATION

CONSOLIDATED BALANCE SHEETS

(In thousands, except share and per share amounts)

	As of December 31,
	2024	2023
ASSETS
Investments in real estate
Land and improvements	$157,922	$161,291
Buildings and improvements	259,750	260,966
Construction in progress	13	273
Intangible assets	10,063	10,187
	427,748	432,717
Accumulated depreciation and amortization	(38,018)	(29,838)
Total investments in real estate, net	389,730	402,879

Cash	10,655	11,134
Cash – restricted	5,164	5,577
Accounts receivable, net	3,516	2,269
Notes receivable	3,120	—
Other assets	2,877	1,378
Total assets	$415,062	$423,237
LIABILITIES AND EQUITY
Liabilities
Notes payable, net	$185,921	$134,380
Revolving credit facility, net	—	58,523
Line of credit	27,238	—
Accounts payable and accrued expenses	10,634	14,666
Accrued preferred distributions and redemptions	596	10,464
Earn-Out liability	935	1,779
Due to related parties	467	470
Total liabilities	225,791	220,282

Equity
Mobile Infrastructure Corporation Stockholders’ Equity
Preferred stock Series A, $0.0001 par value, 50,000 shares authorized, 1,949 and 2,812 shares issued and outstanding, with a stated liquidation value of $1,949,000 and $2,812,000 as of December 31, 2024 and December 31, 2023, respectively	—	—
Preferred stock Series 1, $0.0001 par value, 97,000 shares authorized, 18,165 and 36,677 shares issued and outstanding, with a stated liquidation value of $18,165,000 and $36,677,000 as of December 31, 2024 and December 31, 2023, respectively	—	—
Preferred stock Series 2, $0.0001 par value, 60,000 shares authorized, 46,000 issued and converted (stated liquidation value of zero as of December 31, 2024 and December 31, 2023)	—	—
Common stock, $0.0001 par value, 500,000,000 shares authorized, 40,376,974 and 27,858,539 shares issued and outstanding as of December 31, 2024 and December 31, 2023, respectively	2	2
Warrants issued and outstanding – 2,553,192 warrants as of December 31, 2024 and December 31, 2023	3,319	3,319
Additional paid-in capital	306,718	262,184
Accumulated deficit	(140,056)	(134,291)
Total Mobile Infrastructure Corporation Stockholders’ Equity	169,983	131,214
Non-controlling interest	19,288	71,741
Total equity	189,271	202,955
Total liabilities and equity	$415,062	$423,237

Third Quarter 2024 Financial Results

MOBILE INFRASTRUCTURE CORPORATION

CONSOLIDATED STATEMENTS OF OPERATIONS

(In thousands, except share and per share amounts, unaudited)

	For the Three Months Ended December 31,		For the Year Ended December 31,
	2024	2023	2024	2023
Revenues
Managed property revenue	$7,140	$—	$27,848	$—
Base rent income	1,491	2,125	6,195	8,165
Percentage rental income	526	5,767	2,965	22,107
Total revenues	9,157	7,892	37,008	30,272

Operating expenses
Property taxes	1,714	1,878	7,256	7,178
Property operating expense	1,939	544	7,119	1,985
Depreciation and amortization	2,110	2,123	8,403	8,512
General and administrative	2,184	3,942	10,794	13,160
Preferred Series 2 - issuance expense	—	—	—	16,101
Professional fees	414	603	1,759	1,724
Organizational, offering and other costs	—	1,514	—	2,862
Impairment	—	282	157	8,982
Total expenses	8,361	10,886	35,488	60,504

Other
Interest expense	(4,416)	(3,017)	(13,830)	(13,910)
Gain on sale of real estate	2,706	—	2,651	660
Other income, net	180	27	434	1,179
Change in fair value of Earn-Out liability	(299)	(563)	844	4,065
Total other expense	(1,829)	(3,553)	(9,901)	(8,006)

Net loss	(1,033)	(6,547)	(8,381)	(38,238)
Net loss attributable to non-controlling interest	(34)	(2,524)	(2,616)	(13,115)
Net loss attributable to Mobile Infrastructure Corporation’s stockholders	$(999)	$(4,023)	$(5,765)	$(25,123)

Preferred stock distributions declared - Series A	(30)	(41)	(134)	(197)
Preferred stock distributions declared - Series 1	(290)	(521)	(1,640)	(2,555)
Preferred stock distributions declared - Series 2	—	—	—	(4,600)
Net loss attributable to Mobile Infrastructure Corporation’s common stockholders	$(1,319)	$(4,585)	$(7,539)	$(32,475)

Basic and diluted loss per weighted average common share:
Net loss per share attributable to Mobile Infrastructure Corporation’s common stockholders - basic and diluted	$(0.03)	$(0.34)	$(0.24)	$(2.45)
Weighted average common shares outstanding, basic and diluted	39,880,026	13,400,159	32,007,271	13,244,388

 Third Quarter 2024 Financial Results

Discussion and Reconciliation of Non-GAAP Measures

Net Operating Income

Net Operating Income (“NOI”) is presented as a supplemental measure of our performance. The Company believes that NOI provides useful information to investors regarding our results of operations, as it highlights operating trends such as pricing and demand for our portfolio at the property level as opposed to the corporate level. NOI is calculated as total revenues less property operating expenses and property taxes. The Company uses NOI internally in evaluating property performance, measuring property operating trends, and valuing properties in our portfolio. Other real estate companies may use different methodologies for calculating NOI, and accordingly, the Company’s NOI may not be comparable to other real estate companies. NOI should not be viewed as an alternative measure of financial performance as it does not reflect the impact of general and administrative expenses, depreciation and amortization, interest expense, other income and expenses, or the level of capital expenditures necessary to maintain the operating performance of the Company’s properties that could materially impact results from operations.

Adjusted EBITDA

Adjusted Earnings Before Interest Expense, Taxes, Depreciation and Amortization (“Adjusted EBITDA”) reflects net income (loss) excluding the impact of the following items: interest expense, depreciation and amortization, and the provision for income taxes, for all periods presented. Adjusted EBITDA also excludes certain recurring and non-recurring items including, but not limited to stock based compensation expense, non-cash changes in fair value of the Earn-Out Liability, gains or losses from disposition of real estate assets, impairment write-downs of depreciable property, merger-related charges and Other Income, Net.

The use of Adjusted EBITDA facilitates comparison with results from other companies because it excludes certain items that can vary widely across different industries or among companies within the same industry. For example, interest expense can be dependent on a company’s capital structure, debt levels, and credit ratings. The tax positions of companies can also vary because of their differing abilities to take advantage of tax benefits and because of the tax policies of the jurisdictions in which they operate. Adjusted EBITDA also excludes depreciation and amortization expense because differences in types, use, and costs of assets can result in considerable variability in depreciation and amortization expense among companies. The Company excludes stock-based compensation expense in all periods presented to address the considerable variability among companies in recording compensation expense because companies use stock-based payment awards differently, both in the type and quantity of awards granted. The Company uses Adjusted EBITDA as a measure of operating performance which allows for comparison of earnings and evaluation of debt leverage and fixed cost coverage. Adjusted EBITDA should be considered along with, but not as an alternative to, net income (loss), cash flow from operations or any other operating GAAP measure.

 Third Quarter 2024 Financial Results

Forward-Looking Basis

The Company does not provide a reconciliation for non-GAAP estimates on a forward-looking basis, where it is unable to provide a meaningful or accurate calculation or estimation of reconciling items and the information is not available without unreasonable effort. This is due to the inherent difficulty of forecasting the timing and/or amount of various items that would impact net income which is the most directly comparable forward-looking GAAP financial measure. This includes, for example, external growth factors and balance sheet items, that have not yet occurred, are out of the Company’s control and/or cannot be reasonably predicted. For the same reasons, the Company is unable to address the probable significance of the unavailable information. Forward-looking non-GAAP financial measures provided without the most directly comparable GAAP financial measures may vary materially from the corresponding GAAP financial measures.

The following table presents NOI as well as a reconciliation of NOI to Net Loss, the most directly comparable financial measure under GAAP reported in our consolidated financial statements, for the three months and twelve months ended December 31, 2024 and 2023 (in thousands):

	For the Three Months Ended December 31,			For the Year Ended December 31,
	2024	2023	%	2024	2023	%
Revenues
Managed property revenue	$7,140	$—		$27,848	$—
Base rental income	1,491	2,125		6,195	8,165
Percentage rental income	526	5,767		2,965	22,107
Total revenues	9,157	7,892	16.0%	37,008	30,272	22.3%
Less:
Property taxes	1,714	1,878		7,256	7,178
Property operating expense	1,939	544		7,119	1,985
Net Operating Income	5,504	5,470	0.6%	22,633	21,109	7.2%

Reconciliation
Net loss	(1,033)	(6,547)		(8,381)	(38,238)
Gain on sale of real estate	(2,706)	—		(2,651)	(660)
Other income, net	(180)	(27)		(434)	(1,179)
Change in fair value of Earn-Out liability	299	563		(844)	(4,065)
Interest expense	4,416	3,017		13,830	13,910
Depreciation and amortization	2,110	2,123		8,403	8,512
General and administrative	2,184	3,942		10,794	13,160
Preferred Series 2 - issuance expense	—	—		—	16,101
Professional fees	414	603		1,759	1,724
Organizational, offering and other costs	—	1,514		—	2,862
Impairment	—	282		157	8,982
Net Operating Income	$5,504	$5,470		$22,633	$21,109

 Third Quarter 2024 Financial Results

The following table presents the calculation of Adjusted EBITDA for three months and twelve months ended December 31, 2024 and 2023 (in thousands):

	For the Three Months Ended December 31,		For the Year Ended December 31,
	2024	2023	2024	2023
Reconciliation of Net Loss to Adjusted EBITDA Attributable to the Company
Net loss	$(1,033)	$(6,547)	$(8,381)	$(38,238)
Interest expense	4,416	3,017	13,830	13,910
Depreciation and amortization	2,110	2,123	8,403	8,512
Organizational, offering and other costs	—	1,514	—	2,862
Impairment	—	282	157	8,982
Preferred Series 2 - Issuance Expense	—	—	—	16,101
Change in fair value of Earn-Out liability	299	563	(844)	(4,065)
Other income, net	(180)	(27)	(434)	(1,179)
Gain on sale of real estate	(2,706)	—	(2,651)	(660)
Equity based compensation	968	2,416	5,719	8,552
Adjusted EBITDA Attributable to the Company	$3,874	$3,341	$15,799	$14,777

Same location RevPAS

Revenue Per Available Stall (“RevPAS”) is used to evaluate parking operations and performance. RevPAS is defined as average monthly Parking Revenue (Parking Revenue less related Sales Tax and Credit Card Fees) divided by the parking stalls in the locations the Parking Revenue was earned. Parking Revenue does not include Billboard or Commercial Rent, or revenue from locations that are under Lease Agreements. Parking Revenue is a meaningful component of revenue that is used to judge the performance of locations and the ability to manage each location. The Company believes RevPAS is a meaningful indicator of our performance because it measures the period-over-period change in revenues for comparable locations. Parking Revenue should not be viewed as an alternative measure of the Company’s financial performance as it does not reflect all components of revenue for the Company, which may be material.

Same location RevPAS represents Parking Revenue at our assets under management agreements prior to the second quarter of 2024 with the exception of two assets where the Company does not have sufficient data to calculate RevPAS for all periods presented. The Company believes same location RevPAS is a key performance measure that allows for review of fluctuations in revenue without the impact of portfolio transaction or changes in revenue structure.

In 2024, same location RevPAS represents Parking Revenue per stall at the managed locations. For years prior to 2024, same location RevPAS represents Parking Revenue at the locations as reported by operators. This does not represent Rent earned by the Company, as the locations were under lease agreements where Rent earned by the Company did not equal revenue received by the operators at the locations.

 Third Quarter 2024 Financial Results

Net Asset Value

The following table provides a breakdown of the major components of our total Net Asset Value attributable to the Company’s common stock, which were initially disclosed by the Company as of June 30, 2024, and will be updated from time to time:

Estimated Value
Investments in real estate(a,b)	$546,130
Cash and restricted cash	13,314
Other assets	7,647
Total assets	567,091
Notes payable and revolving credit facility, net (at fair value)(b)	179,601
Accrued preferred distributions	9,864
Other liabilities(c)	11,758
Total liabilities	201,223
Preferred stock	33,782
Total estimated net asset value	$332,086
Fully diluted shares outstanding(d)	45,820,367
Net asset value per fully diluted share	$7.25

a)	Estimated value was based on implied cap rate of 4.0% applied to TTM NOI for properties owned as of June 30, 2024.
b)	Adjusted for noncontrolling interest related to certain properties.
c)	Excludes certain liability classified equity instruments not expected to be settled in cash.
d)	Includes all outstanding operating partnership units and excludes out-of-the-money equity instruments.

As with any valuation method, the methods used to determine our internally-prepared NAV per share were based upon a number of assumptions, estimates, forecasts and judgments that over time may prove to be incorrect, incomplete or may change materially. There are no rules or regulations that require us to calculate NAV in a certain manner. As a result, other public companies may use different methodologies or assumptions to determine NAV. In addition, NAV is not a measure used under GAAP and the valuations of and certain adjustments made to our assets and liabilities used in the determination of NAV will differ from GAAP. You should not consider NAV to be equivalent to stockholders’ equity or any other GAAP measure. The estimated value of the Company’s assets and liabilities is as of a specific date and such value is expected to fluctuate over time in response to future events, including, but not limited to, changes to commercial real estate values, changes in market interest rates for real estate debt, changes in capitalization rates, changes in laws or regulations, demographic changes, returns on competing investments, local and national economic factors, among other factors. Further, estimated NAV per share, if viewed in isolation, could create a misleading or incomplete view of the current value of the shares of the Company’s common stock. Our NAV is not a representation, warranty or guarantee that we would fully realize our NAV upon a sale of our assets or with respect to the trading price of our shares of common stock. Investors are advised to carefully review the Company’s disclosures filed with the SEC in evaluating the Company or making any investment decision related thereto.